                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K

     --------------------------------------------------------------



                                CURRENT REPORT
   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of Earliest Event Reported): April 16, 2001



                       EAGLE WIRELESS INTERNATIONAL, INC.
                       ----------------------------------
              (Exact Name of Registrant as Specified in Charter)


                                     TEXAS
                       (State or Other Jurisdiction of
                        Incorporation or Organization)

                               0-20011 76-0494995
       (Commission File Number) (I.R.S. Employer Identification No.)


                  101 COURAGEOUS DRIVE, HOUSTON, TEXAS 77573
                  ------------------------------------------
         (Address of principal executive offices including zip code)


                                (281) 538-6000
                                --------------
           (Registrant's telephone number, including area code)

ITEM 7.  EXHIBITS.

(a)      Financial Statements of Business Acquired.

         (1)      Clearworks.net, Inc.

(b)      Pro Forma Financial Information.

         None

(c)      Exhibits

         None.

                                  SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       EAGLE WIRELESS INTERNATIONAL, INC.




                                       By: /s/ H. Dean Cubley
                                          --------------------------------------
                                            H. Dean Cubley
                                            President and Chairman of the Board




DATE: April 16, 2001

-------------------------------------------------------------------------------
                     CLEARWORKS.NET, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 2000
-------------------------------------------------------------------------------




                             MCMANUS & CO., P.C.
                        CERTIFIED PUBLIC ACCOUNTANTS
                          ROCKAWAY, NEW JERSEY 07866

                               TABLE OF CONTENTS


                                                                                 Page
                                                                               ----------
Independent Accountant's Report . . . . . . . . . . . . . . . . . . . . . . . . .  1

Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Consolidated Statements of Operations . . . . . . . . . . . . . . . . . . . . . .  3

Consolidated  Statements  of  Changes  in  Shareholders'  Equity. . . . . . . . .  4

Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . .  5

Notes to the Consolidated Financial Statements. . . . . . . . . . . . . . . .    6 - 25


                                  [LETTERHEAD]


                        INDEPENDENT ACCOUNTANT'S REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF CLEARWORKS.NET, INC.:

We have audited the accompanying consolidated balance sheets of ClearWorks.net, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of ClearWorks.net, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ClearWorks.net, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of their operations, shareholders' equity, and their cash flows for the years then ended are in conformity with generally accepted accounting principles.


/s/ McManus & CO., P.C.

MCMANUS & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS
ROCKAWAY, NEW JERSEY

April 9, 2001

-------------------------------------------------------------------------------
                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------

                                                        ASSETS

                                                                                                  DECEMBER 31,
                                                                                      2000                           1999
                                                                                ------------------------------------------------
CURRENT ASSETS:
    Cash and Cash Equivalents (Note 1)                                        $            12,000             $       1,247,000
    Accounts Receivable                                                                 5,501,000                     3,374,000
    Notes Receivable                                                                            0                        58,000
    Stock Subscription Receivable (Note 3)                                                      0                       450,000
    Other Receivable                                                                       14,000                        14,000
    Stock Collateral (Note 7)                                                           7,266,000                             0
    Inventories (Note 1)                                                                5,469,000                       332,000
                                                                                ------------------              ----------------
         Total Current Assets                                                          18,262,000                     5,475,000

PROPERTY AND EQUIPMENT (NOTES 1 & 4):
    Property and Equipment                                                              7,745,000                     2,378,000
    Less: Accumulated Depreciation                                                     (1,224,000)                     (122,000)
                                                                                ------------------              ----------------
         Total Property and Equipment                                                   6,521,000                     2,256,000

OTHER  ASSETS:
    Security Deposits                                                                      34,000                        27,000
    Prepaid Expenses                                                                      627,000                       171,000
    Goodwill (Notes 1 & 2)                                                              7,864,000                     5,641,000
    Intangible Assets (Notes 1)                                                        29,491,000                             0
    Less: Accumulated Amortization                                                     (1,722,000)                     (192,000)
    Deferred Financing Costs                                                                    0                       378,000
    Other Assets                                                                           42,000                         2,000
                                                                                ------------------              ----------------
         Total Other Assets                                                            36,336,000                     6,027,000

                                                                                ------------------              ----------------
    TOTAL ASSETS                                                              $        61,119,000             $      13,758,000
                                                                                ==================              ================

                                             LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts Payable                                                          $         4,063,000             $       3,197,000
    Accrued Expenses (Note 6)                                                           4,999,000                       149,000
    Advances From Shareholders                                                             40,000                             0
    Credit Line Payable (Note 9)                                                        2,377,000                             0
    Notes Payable (Note 7)                                                              3,743,000                     1,010,000
    Other Current Liabilities                                                             265,000                             0
    Payroll Taxes Payable                                                                   9,000                             0
    Federal Income Tax Payable                                                                  0                       137,000
    Sales Taxes Payable                                                                   247,000                       175,000
                                                                                ------------------              ----------------
         Total Current Liabilities                                                     15,743,000                     4,668,000

LONG - TERM LIABILITIES:
    Debentures (Note 8)                                                                 2,000,000                     2,785,000
    Notes Payable - net of current portion (Note 7)                                       106,000                       535,000
                                                                                ------------------              ----------------
         Total Long - Term Liabilities                                                  2,106,000                     3,320,000

COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 10)

SHAREHOLDERS' EQUITY:
    Preferred Stock - $.001 par value
         Authorized at 2000 and 1999
         5,000,000 and 5,000,000 shares, respectively                                           0                             0
    Common Stock - $.001 and $.001 par value at 2000 and 1999, respectively Authorized at 2000 and 1999
             50,000,000 and 50,000,000 shares, respectively
         Issued and Outstanding at 2000 and 1999
             43,983,680 and 20,884,957, respectively                                       44,000                        21,000
    Paid in Capital                                                                    77,338,000                    11,472,000
    Deferred Financing Charges                                                                  0                      (285,000)
    Retained Earnings/(Deficit)                                                       (34,112,000)                   (5,438,000)
                                                                                ------------------              ----------------
         Total Shareholders' Equity                                                    43,270,000                     5,770,000

                                                                                ------------------              ----------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $        61,119,000             $      13,758,000
                                                                                ==================              ================


-------------------------------------------------------------------------------

                     CLEARWORKS.NET, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------

                                                                     FOR THE PERIODS ENDED DECEMBER 31,
                                                            2000                   1999                   1998
                                                       ---------------------------------------------------------------
NET SALES
    Integration Services                             $    478,000       $       1,607,000     $           487,000
    Network Cabling and Wiring
         Commercial                                       918,000                 379,000                 117,000
         Residential                                    2,431,000               1,004,000                 438,000
    Bundled Digital Services                              811,000                  42,000                       0
    Products                                           23,883,000                       0                       0
    Other                                                 773,000                       0                  48,000
                                                      ------------        ----------------      ------------------
         Total Revenues                                29,294,000               3,032,000               1,090,000

COST OF GOODS SOLD
    Cable and Wiring                                      164,000                 118,000                  48,000
    Labor and Related Costs                             1,367,000               1,004,000                 406,000
    Materials Other than Cable & Wire                   1,962,000               1,453,000                 587,000
    Products                                           21,110,000                       0                       0
    Bundled Digital Services                              366,000                 222,000                       0
    Other                                                 329,000                       0                       0
    Depreciation and Amortization                       1,915,000                 205,000                  84,000
                                                      ------------        ----------------      ------------------
         Total Cost of Goods Sold                      27,213,000               3,002,000               1,125,000
                                                      ------------        ----------------      ------------------

GROSS PROFIT                                            2,081,000                  30,000                 (35,000)
                                                      ------------        ----------------      ------------------

OPERATING EXPENSES
    Salaries and Related Costs                          2,527,000               1,187,000                  12,000
    Advertising and Promotion                             485,000                  34,000                  21,000
    Incentive Compensation                             11,361,000               1,317,000                       0
    Other Support Costs                                 9,109,000               1,890,000                 174,000
                                                      ------------        ----------------      ------------------
         Total Operating Expenses                      23,482,000               4,428,000                 207,000

                                                      ------------        ----------------      ------------------
Earnings / (LOSS) FROM OPERATIONS BEFORE
    OTHER EXPENSES AND INCOME TAXES                   (21,401,000)             (4,398,000)               (242,000)

OTHER INCOME / EXPENSES
    Interest Income / (Expense) - net                  (7,273,000)               (761,000)                (10,000)
                                                      ------------        ----------------      ------------------
         Total Other Expenses                          (7,273,000)               (761,000)                (10,000)

                                                      ------------        ----------------      ------------------
EARNINGS / (LOSS) BEFORE INCOME TAXES                 (28,674,000)             (5,159,000)               (252,000)

    Provision For Income Taxes                                  0                       0                       0

                                                      ------------        ----------------      ------------------
NET EARNINGS / (LOSS)                                $(28,674,000)      $      (5,159,000)    $          (252,000)
                                                      ============        ================      ==================



    Earnings Per Share:
         Basic (Note 1)                              $      (1.03)      $           (0.29)    $             (0.03)
         Diluted (Note 1)                            $      (1.03)      $           (0.29)    $             (0.03)

------------------------------------------------------------------------------

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

-------------------------------------------------------------------------------

                                                                                        ADDITIONAL
              JANUARY 1, 1998 TO                  COMMON           COMMON    PREFERRED   PAID IN
               DECEMBER 31, 2000               STOCK (SHARES)      STOCK      STOCK      CAPITAL
---------------------------------------------- -------------      --------   --------  ------------
Total Shareholders' Equity
As Of December 31, 1997                           6,250,000       $  6,000   $  0     $     (5,000)
                                               -------------       --------   ------   ------------
Conversion From LLC to C-Corp.                            0              0      0            36000
Stock Issued for Merger With
      Southeast Tire Recycling, Inc. (April)      1,543,960          2,000      0           (2,000)
Stock Issued for Acquisitions
      Team Renaissance (May)                        156,250              0      0          322,000
      InfraResources (May)                           80,000              0      0          165,000
Conversion of Notes Payable (October)               272,550              0      0           27,000
Common Shares Issued For
      Syndication Costs (October)                 2,477,000          2,000      0           (3,000)
Stock Issued for Services Rendered (November)        50,000              0      0            6,000
Stock Issued for Acquisition of
      Assets from Vidatel (November)                 98,039              0      0          150,000
New Stock Issued for Cash                           532,450          1,000      0          457,000
Net Loss 1998
                                               -------------       --------   ------   ------------
Total Shareholders' Equity
As Of December 31, 1998                          11,460,249         11,000      0        1,153,000
Stock Issued for Acquisitions                     2,075,000          2,000      0        4,892,000
Stock Issued for Cash - net of
      Registration Fees and Expenses              6,817,910          7,000      0        2,260,000
Warrants Issued for Services Rendered                     0              0      0        1,026,000
Stock Issued for Incentive Compensation
      and Services                                  531,798          1,000      0        1,276,000
Beneficial Conversion Feature for 6%
      Convertible Debenture                               0              0      0          650,000
Warrants Issued with Convertible Debenture                0              0      0          215,000
Amortization of Deferred Financing Charges                0              0      0                0
Net Loss 1999
                                               -------------       --------   ------   ------------
Total Shareholders' Equity
As Of December 31, 1999                          20,884,957         21,000      0       11,472,000
Stock Issued for Acquisitions                     8,701,000          9,000      0       26,755,000
Stock Issued for Cash                               203,833             (0)     0          367,000
Stock Issued for Services Rendered                  815,138          1,000      0        2,377,000
Stock Issued for Legal Settlements                  708,330          1,000      0        1,313,000
Stock Issued for Incentive Compensation           2,381,659          2,000      0       11,228,000
6% Convertible Debentures                         1,885,257          2,000      0        5,397,000
Stock Issued for Conversion of Debt               5,018,094          5,000      0       10,505,000
Stock Issued as Collateral                        3,000,000          3,000      0        7,263,000
Stock Issued for Conversion of Warrants             385,412              0      0        1,915,000
Syndication Costs                                         0              0      0       (1,254,000)
Amortization of Deferred Financing Charges                0              0      0                0
Net Loss 2000
                                               -------------       --------   ------   ------------
Total Shareholders' Equity
As Of December 31, 2000                          43,983,680       $ 44,000   $  0     $ 77,338,000
                                               =============       ========   ======   ============


                                                                                       TOTAL
              JANUARY 1, 1998 TO                FINANCING       RETAINED            SHAREHOLDERS'
               DECEMBER 31, 2000                 CHARGES     EARNINGS/(DEFICIT)       EQUITY
----------------------------------------------  ---------     --------------     -------------
Total Shareholders' Equity
As Of December 31, 1997                        $       0     $        9,000    $      10,000
                                                ---------     --------------    -------------
Conversion From LLC to C-Corp.                         0             -36000                0
Stock Issued for Merger With
      Southeast Tire Recycling, Inc. (April)           0                  0                0
Stock Issued for Acquisitions
      Team Renaissance (May)                           0                  0          322,000
      InfraResources (May)                             0                  0          165,000
Conversion of Notes Payable (October)                  0                  0           27,000
Common Shares Issued For
      Syndication Costs (October)                      0                  0           (1,000)
Stock Issued for Services Rendered (November)          0                  0            6,000
Stock Issued for Acquisition of
      Assets from Vidatel (November)                   0                  0          150,000
New Stock Issued for Cash                              0                  0          458,000
Net Loss 1998                                                    (252,000)        (252,000)
                                                ---------     --------------    -------------
Total Shareholders' Equity
As Of December 31, 1998                                0           (279,000)         885,000
Stock Issued for Acquisitions                          0                  0        4,894,000
Stock Issued for Cash - net of
      Registration Fees and Expenses                   0                  0        2,267,000
Warrants Issued for Services Rendered           (378,000)                 0          648,000
Stock Issued for Incentive Compensation
      and Services                                     0                  0        1,277,000
Beneficial Conversion Feature for 6%
      Convertible Debenture                            0                  0          650,000
Warrants Issued with Convertible Debenture             0                  0          215,000
Amortization of Deferred Financing Charges        93,000                  0           93,000
Net Loss 1999                                                    (5,159,000)      (5,159,000)
                                                ---------     --------------    -------------
Total Shareholders' Equity
As Of December 31, 1999                         (285,000)        (5,438,000)       5,770,000
Stock Issued for Acquisitions                          0                  0       26,764,000
Stock Issued for Cash                                  0                  0          367,000
Stock Issued for Services Rendered                     0                  0        2,378,001
Stock Issued for Legal Settlements                     0                  0        1,314,001
Stock Issued for Incentive Compensation                0                  0       11,230,000
6% Convertible Debentures                              0                  0        5,399,000
Stock Issued for Conversion of Debt                    0                  0       10,510,000
Stock Issued as Collateral                             0                  0        7,266,000
Stock Issued for Conversion of Warrants                0                  0        1,915,000
Syndication Costs                                      0                  0       (1,254,000)
Amortization of Deferred Financing Charges       285,000                  0          285,000
Net Loss 2000                                                 (28,674,000)      28,674,000)
                                                ---------     --------------    -------------
Total Shareholders' Equity
As Of December 31, 2000                        $       0     $  (34,112,000)   $  43,270,000
                                                =========     ==============    =============


-------------------------------------------------------------------------------

                     CLEARWORKS.NET, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------

                                                                                                 0
                                                                                  2000             1999               1998
                                                                             -------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES
    Net Earnings / (Loss)                                                  $  (28,674,000)    $  (5,159,000)     $    (252,000)
                                                                            --------------     -------------      -------------
    Adjustments To Reconcile Net Earnings / (Loss) To
      Net Cash Used By Operating Activities:
         Depreciation and Amortization                                          1,915,000           205,000             84,000
         Non-Cash Interest Expense                                              5,992,000           650,000                  0
         Amortization of Deferred Financing Charges                                     0            93,000                  0
         Stock Issued For Compensation and Services Rendered                   13,608,000         1,277,000              6,000
         Stock Issued For Legal Settlements                                     1,314,000                 0                  0
         Warrants Issued for Services Rendered                                          0           648,000                  0
         (Increase) / Decrease in Accounts Receivable                          (2,127,000)         (728,000)          (125,000)
         (Increase) / Decrease in Inventory                                      (498,000)         (129,000)                 0
         (Increase) / Decrease in Deferred Advertising Costs                            0                 0             (5,000)
         (Increase) / Decrease in Other Receivable                                 58,000           (11,000)            (3,000)
         (Increase) / Decrease in Security Deposits                                (7,000)                0              2,000
         (Increase) / Decrease in Other Assets                                   (496,000)         (398,000)            (2,000)
         Increase / (Decrease) in Accounts Payable                                827,000           926,000                  0
         Increase / (Decrease) in Accrued Expenses                              4,785,000           (71,000)           143,000
         Increase / (Decrease) in Payroll Taxes Payable                             9,000                 0             52,000
         Increase / (Decrease) in Federal Taxes Payable                          (137,000)                0                  0
         Increase / (Decrease) in Sales Tax Payable                                72,000                 0             11,000
                                                                            --------------     -------------      -------------
         Total Adjustments                                                     25,315,000         2,462,000            163,000
                                                                            --------------     -------------      -------------
    Net Cash Used By Operating Activities                                      (3,359,000)       (2,697,000)           (89,000)
                                                                            --------------     -------------      -------------

CASH FLOWS FROM INVESTING ACTIVITIES
         Acquisitions, Net of Cash Received                                                        (465,000)           (27,000)
         Decrease in Deferred Financing Costs                                           0                 0                  0
         Increase in Intangible Assets                                                  0                 0                  0
         Investment in Organization Costs                                               0                 0              1,000
         Purchase of Property and Equipment                                    (1,941,000)       (1,994,000)          (210,000)
                                                                            --------------     -------------      -------------
    Net Cash Used By Investing Activities                                      (1,941,000)       (2,459,000)          (236,000)
                                                                            --------------     -------------      -------------

CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from Credit Line Payable, Net of Repayments                   1,836,000                 0                  0
         Proceeds from Notes Payable, Net of Repayments                         1,412,000         1,424,000             26,000
         Repayment of 6% Convertible Debentures                                         0         3,000,000                  0
         Increase in Stock Subscriptions Receivable                               450,000          (450,000)                 0
         Proceeds From Sale of Common Stock                                       367,000         2,267,000            457,000
                                                                            --------------     -------------      -------------
    Net Cash Provided By Financing Activities                                   4,065,000         6,241,000            483,000
                                                                            --------------     -------------      -------------

    Net Increase / (Decrease) in Cash                                          (1,235,000)        1,085,000            158,000
CASH AT THE BEGINNING OF THE YEAR                                               1,247,000           162,000              4,000
                                                                            --------------     -------------      -------------
CASH AT THE END OF THE YEAR                                                $       12,000     $   1,247,000      $     162,000
                                                                            ==============     =============      =============


         SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
             Net cash paid during the year for:
                       Interest                                            $   (1,281,000)    $       2,000      $      10,000
                       Income Taxes                                        $            0     $           0      $           0


         SUPPLEMENTAL SCHEDULE ON NON-CASH INVESTING ACTIVITIES:
             Issuance of Common stock for Asset Acqusition                 $   26,764,000     $   4,895,000      $     637,000


                     CLEARWORKS.NET, INC. & SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 2000




NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

       ClearWorks.net, Inc. and subsidiaries (the "Company" or "ClearWorks"), commenced operations on September 18, 1997 as Millennium Integration Technologies, LLC ("MIT"), a Texas limited liability company. On March 5, 1998, a separate company, Millennium Integration Technologies, Inc. ("Millennium") was organized under the rules and regulations of the State of Delaware.

       On April 1, 1998, Southeast Tire Recycling, Inc. ("Southeast"), a publicly traded Florida corporation with no ongoing operations that previously had been engaged in the tire recycling business, entered into an agreement to purchase one hundred percent of the stock of MIT, which converted to a Texas corporation April 9, 1998. The acquisition was consummated effective April 27, 1998 and MIT, Inc. became a wholly owned subsidiary of Southeast. The exchange of shares between MIT, Inc. and Southeast was accounted for as a recapitalization of the MIT, Inc. operations into the corporate shell of Southeast. At the time of this transaction, Southeast was an empty corporate shell.

       Effective May 8, 1998, Millennium changed its name to ClearWorks Technologies, Inc. On May 12, 1998, Southeast merged with and into ClearWorks Technologies, Inc, whereby ClearWorks Technologies, Inc. was the surviving entity. The exchange of shares with Southeast was accounted for as a second recapitalization of the millennium operations into the corporate shell. On April 27, 1999, ClearWorks Technologies, Inc. began operating under the name of ClearWorks.net, Inc.

       The Company is a communications carrier providing broadband data, video and voice communication services to residential and commercial customers, currently within Houston, Texas. These services are provided over fiber-optic networks ("Fiber-To-The-Home" or "FTTH") which the Company designs, constructs, owns and operated inside large residential master-planned communities and office complexes. The Company also provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, implementation of network hardware and support of private and enterprise networks, as well as, developing residential, commercial and education accounts for deployment of structured wiring solutions.

A)     Consolidation

       At December 31, 2000, the Company has six wholly owned subsidiaries:

       ClearWorks Communications, Inc., ClearWorks Structured Wiring Services, Inc. ClearWorks Integration Services, Inc., United Computing Group, ClearWorks Home Systems, Inc. and Link-Two Communications, Inc. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidated.

B)     Liquidity

       The ability of the Company to satisfy its obligations depends in part upon its ability to reach a profitable level of operations and securing short and long-term financing for development of its commercial and residential products. The Company is currently in discussions with other financial institutions to provide additional funding through a combination of debt and equity to fund its business plan. There is no assurance that short and long-term financing can be obtained to fulfill the Company's capital needs. Without the short or long-term financing, the Company will attempt to sell additional common stock to meet its current and future capital needs. If the Company is not able to obtain either short or long-term funding or funding through the sale of its common stock, the Company would be required to cut back its expansion plans and operate the facilities it currently has built, and fund its operations with internally generated funds from its integration, structured wiring and communications business units.

C)     Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes and frequent new product introductions, all of which could impact the future value of the Company's assets.

D)     Cash and Cash Equivalents

       The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

E)     Property and Equipment

       Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method over the following useful lives:

                                                                       YEARS
                  Head-end facilities                                     20
                  Field operating equipment                            3 - 7
                  Satellite demonstration equipment                        7
                  Furniture, fixtures and office equipment             2 - 7
                  Licenses                                                25

       Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

F)     Inventories

       Inventories are valued at the lower of cost or market. The cost is determined by using the first in first out ("FIFO") method. Inventories consist primarily of purchased technical equipment.

G)     Goodwill

       Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over five years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if the estimated future operating cash flows are not achieved. Goodwill amortization expense for the years ended December 31, 2000 and 1999 was $1,722,000 and $121,000, respectively. Accumulated amortization at December 31, 2000 and 1999, are $1,224,000 and $192,000, respectively.

H)     Intangible Assets

       Intangible assets consist of an exclusivity agreement and FCC licenses. The exclusivity agreement, made between the Company and Land Tejas Development LLC (see Note 10), is valued at approximately $1,120,000 whereas the FCC licenses, acquired as a component of the Link Two Communications, Inc. acquisition (see Note 2), are valued at approximately $28,371,000. The exclusivity agreement is being amortized on a straight-line basis over its term of five years whereas the FCC licenses are being amortized over twenty-five (25) years. Intangible amortization expense for the years ended December 31, 2000 and 1999 was $224,000 and $0, respectively. Accumulated amortization at December 31, 2000 and 1999, is $224,000 and $0, respectively.

I)     Income Taxes

       During 1998, the Company converted from a limited liability company to a C-Corporation and, as such, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

J)     Revenue Recognition

       The Company recognizes revenue and the related costs at the time the services are rendered. Revenue is derived from fees charged for the delivery of Bundled Digital Services, integration services and cabling and wiring.

       Revenue from long-term contracts is recognized using the percentage completion method, measured by the percentage of total costs incurred to date to estimated total costs for each contract. This is used because management considers actual costs to be the best available measure of progress on these contracts.

K)     Earnings (Loss) Per Common Share

       The Company computes net loss per share pursuant to Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net loss per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the interest expense related to the Company's convertible debentures, net of tax, is added back to income or loss applicable to common stockholders and the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's convertible debt.

       During the years ended December 31, 2000 and 1999, warrants to purchase 755,000 and 2,710,000, respectively, shares of common stock were excluded from the calculation of earnings per share since their inclusion would be antidilutive.

L)     Research and Development

       The Company charges to expense research and development ("R&D") costs as incurred. Although the Company had no expenditures for R&D during 2000, the Company spent approximately $164,000 on R&D during 1999. The Company expects to commit substantial resources for R&D in order to improve and expand the performance and capability of its Bundled Digital Services.

M)     Fair Value of Financial Instruments

       Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgement, and therefore cannot be determined with precision.

       The Company believes that the carrying amounts of its financial instrument current assets and liabilities approximate the fair value of such items due to their nature. The carrying amounts of long-term of long-term debt and convertible debentures approximate fair value as the interest rates thereon approximate market.

N)     Reclassification

       The Company has reclassified certain revenues, costs and expenses for the year ended December 31, 1999, and to facilitate comparison to the year ended December 31, 2000.


NOTE 2 - BUSINESS COMBINATIONS:

       During November 2000, the Company acquired Link-Two Communications, Inc
       (Link) in a business combination accounted for as a purchase. Link is engaged in the development and delivery of one and two way messaging over a national high-speed wireless broadband network. The Company issued 7,667,000 common shares of our stock for all of the outstanding shares of Link. Prior to the closing of this transaction, the Company paid Link's principal creditor and suppliers approximately $8,500,000.

       On September 15, 2000, the Company purchased the assets of LDConnect.com, which is engaged in the business of providing flat fee telephone long distance service and debit calling cards for the United States and Canada. The Company paid 1,000,000 shares of common stock for the purchase of LDConnect.com, which the Company valued at $4.00 per share for the purposes of this transaction.

       On March 17, 2000, the Company acquired all of the assets of Secure-All Security, a sole proprietorship engaged in the business of selling and installing security systems and monitoring the systems it installs. The Company paid $225,000, assumed liabilities totaling $131,000 and issued 34,000 shares of its common stock for the assets of Secure-All Security. The total purchase price, including certain acquisition costs, was $700,000 which has been recorded as goodwill to be amortized over five
       (5) years.

       The Company has entered into employment agreements with the former principal of Secure-All Security at the time of acquisition.

       The following unaudited proforma information represents the combined results of operation (in thousands) of the Company as if the acquisition had occurred as of January 1, 2000:

                                                                                                  Proforma          Proforma
                                               Link         Clearworks.net        Total          Adjustments          Total
                                          -----------   ------------------   ------------   ----------------   ---------------
      Revenues                            $         3   $           29,294   $     29,297   $        --        $        29,297
      Costs and expenses                        1,672               57,968         59,640               (898)           58,742
                                          -----------   ------------------   ------------   ----------------   ---------------
      Net loss                            $    (1,669)  $          (57,968)  $    (28,674)  $           (898)  $       (27,776)
                                          -----------   ------------------   ------------   ----------------   ---------------
      Basic and diluted loss per share          (0.06)               (2.08)         (1.03)                                (1.0)
                                          ===========   ==================   ============   ================   ===============


       The proforma adjustments reflect interest expense for Link-Two Communications, Inc. which will not be incurred on a going forward basis. The associated debt was repaid at acquisition date.

       This proforma excludes LD Connect and Secure-All Security operations. These operations either recently commenced or in total are immaterial in related to the consolidated totals of Clearworks.net, Inc.

       The pro-forma information is not necessarily indicative of operating results that would have occurred if the acquisitions had in fact occurred on January 1, 2000, nor is it necessarily indicative of future operating results. The actual results of operations of an acquired company are included in the Company's consolidated financial statements only from the date of acquisition.

       On December 30, 1999, the Company acquired United Computing Group, Inc. and United Consulting Group, Inc. (collectively "UCG"), an accelerator company and computer hardware reseller firm located in Houston, Texas. The Company issued 2,000,000 shares of its restricted common stock and paid $500,000. The total purchase price for this acquisition was approximately $5,320,000. Goodwill of approximately $4,942,000 resulted from this transaction.

       The Company has entered into employment and stock option agreements with the former principals of United Computing Group, Inc. at the time of acquisition. Under the terms of the employment agreements, the former principals receive a base salary, a monthly cash bonus based on a percentage of earnings of United Computing Group, Inc. before interest and taxes, reimbursement of all reasonable, ordinary and necessary business expenses and participation in the Company's employee benefit plan. In addition, the Company has entered into option agreements with the former principals pursuant to which they can earn options to purchase up to a total of 1,000,000 shares of the Company's common stock to be issued pursuant to the Company's 1999 long-term Incentive Plan, based upon certain pre-determined revenue goals for United Computing Group, Inc. The options are exercisable, only if the revenue goals are met, at $.25 per share and expire December 30, 2000. In general, the options become exercisable in increasing amounts to the extent, if any, that United Computing Group, Inc.'s revenues exceed $15 million for the calendar year 2000, and all 1,000,000 options become exercisable if United Computing Group, Inc.'s revenues equal or exceed $42 million for the calendar year 2000. As a result of the Company's 1999 long-term Incentive Plan being disapproved, the aforementioned options have been cancelled. The Employment agreements were revised to provide the principals with free trading shares of common stock based upon the performance of the UCG. This resulted with the principals receiving approximately 444,000 shares of the Company's common stock.

       The purchase agreement provides that, at the election of the UCG shareholders, all the shares of UCG will be returned to the UCG shareholders and the UCG shareholders will return all but 500,000 shares of the Company's common stock (I) if the closing bid price for the Company's common stock is less that $1.50 per share during certain specified periods, or (ii) if the Company does not provide UCG sufficient capital for UCG to maintain a positive working capital ratio of 1.2 during the period from March 1, 2000 until December 31, 2000. Should the Company return all of the shares of UCG to the UCG shareholders and the UCG shareholders return all but 500,000 shares of the Company's common stock to the Company, UCG would be required to repay the $500,000 paid to UCG at closing. The period of recision ended at December 31, 2000 resulting in the completion of the acquisition.

       On April 30, 1999, the Company acquired Archer Mickelson Technologies, LLC ("Archer') a systems integration firm located in Houston, Texas. In exchange for one hundred percent (100%) of the membership interests of Archer, the Company paid $50,000 in cash and issued 75,000 shares of its restricted common stock, issued under Rule 144, to the sole member. The total purchase price for this acquisition, including certain acquisition costs, was $130,500. Goodwill in the approximate amount of $76,000 resulted from this transaction.

       The net purchase price of the 1999 acquisitions has been allocated as follows: (in thousands)

                  Accounts receivable, net                      $ 2,526
                  Inventories                                       191
                  Prepaid expenses and other current assets         131
                  Property and equipment, net                        92
                  Goodwill                                        5,018
                  Other assets                                       19
                  Accounts payable                               (2,278)
                  Accrued expenses                                 (290)
                  Notes payable                                     (50)
                                                                -------
                  Purchase price, net of cash received          $ 5,359

       On May 26, 1998, the Company acquired InfraResources, LLC
       ("InfraResources") in a business combination accounted for as a purchase. InfraResources is primarily engaged in integration technology services. To culminate this transaction, the Company issued 80,000 shares of restricted common stock valued at $165,000 and paid no cash to InfraResources. However, the Company assumed debt of $40,000 and immediately paid it off. Goodwill in the approximate amount of $204,000 resulted from this transaction.

       On May 29, 1998, the Company acquired Team Renaissance, Inc. ("Team Renaissance") in a business combination accounted for as a purchase. Team Renaissance is primarily engaged in structured wiring solutions for residences and businesses. The Company issued 156,250 shares of restricted common stock valued at $322,000 to Team Renaissance in culminating this transaction. Goodwill in the approximate amount of $292,000 resulted from this transaction.

       The Company purchased the assets of John Diaz d.b.a. Vitadel Communications, an individual residing in Texas, on November 19, 1998. In exchange for these assets, the Company issued 98,039 shares of its common stock valued at $150,000. Goodwill in the approximate amount of $126,000 resulted from this transaction.

       The following unaudited pro forma information represents the combined results of operations of the Company as if the acquisitions had occurred as of January 1, 1999: (in thousands)

                                                                           1999
                                                                       -----------
                  Revenues                                             $   13,241
                  Costs and expenses                                       19,648
                                                                       -----------
                       Net loss                                        $   (6,445)
                                                                       -----------
                  Basic and diluted loss per share                     $     (.36)
                                                                       -----------

       On May 9, 2000, Clearworks Home Systems, Inc. (CHS), a wholly owned subsidiary, entered into a letter of intent with Home Systems Integration
       (HSI) to acquire substantially all of the assets of the business. HSI is in the business of providing residential structured wiring, security systems, audio/video solutions and home automation. Subsequent to signing the letter of intent, the principles of HSI disposed of certain assets without the permission or knowledge of CHS. The transaction is still pending based upon HSI's ability to recover and retain possession of all assets referred to in the letter of intent. (see Note 9)


NOTE 3 - STOCK SUBSCRIPTION RECEIVABLE:

       The Company sold 1,800,000 shares of its common stock to KMA Investments during April 1999 and recorded a stock subscription receivable in the amount of $450,000. The funds for this stock sale were collected in February 2000.


NOTE 4 - PROPERTY AND EQUIPMENT:

       Property and equipment consist of the following at December 31, 2000 and 1999: (in thousands)

                                                         2000          1999
                                                        -------      -------
                  Head-end Facilities                   $ 4,652      $ 1,576
                  Computers & Software                    1,063        - 0 -
                  Leasehold Improvements                     36        - 0 -
                  Operating Equipment                     1,670          625
                  Tools                                      61        - 0 -
                  Transportation Equipment                  194        - 0 -
                  Furniture, Fixtures and Equipment          70          177
                                                        -------      -------
                       Total                              7,746        2,378
                  Accumulated depreciation               (1,224)        (122)
                                                        -------      -------
                  Property and equipment, net           $ 6,522      $ 2,256
                                                        =======      =======

NOTE 5 - CAPITAL LEASES OBLIGATIONS:

       The Company leases certain computer equipment from Cisco Systems Capital under a capital lease expiring October 2003. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the estimated useful life with the value and depreciation being included as a component of Property and Equipment under operating equipment.

       Minimum future lease payments under capital lease as of December 31, 2000 for each of the next five years and in the aggregate are:

                  Year Ended                                      Amount
                     2001                                        $14,427
                     2002                                         14,427
                     2003                                         12,022

                  Total minimum lease payments                   $43,280
                  Less: Amount representing interest               5,749
                  Present value of net minimum lease payment     $37,531

NOTE 6 - ACCRUED EXPENSES:

       Accrued expenses consist of the following at December 31, 2000 and 1999:
       (in thousands)

                                                     2000       1999
                                                   ------------------
                  Accrued payroll & incentives     $  253     $   45
                  Accrued interest                    940         80
                  Accrued legal                     3,500      - 0 -
                  Other                               326         24
                                                   ------     ------
                  Total accrued expenses           $4,999     $  149
                                                   ======     ======

NOTE 7 - NOTES PAYABLE:

       The following table lists the Company's note obligations as of December 31, 2000 and 1999: (in thousands)

                                    Annual
                                    Interest                         Amount
                                      RATE       DUE DATE      2000           1999
                                      ----       --------      --------------------
                  Eagle Wireless      10.0%       Demand        $ 2,963     $ - 0 -
                  Hou-Tex             10.0%       Demand            500       - 0 -
                  KMA Investments     12.0%    July 2000          - 0 -         802
                  NTL Securities      12.0%     May 2001          - 0 -         500
                  Other             Various      Various        $   386     $   243
                                                               --------------------
                                Total notes payable             $ 3,849     $ 1,545
                                Less current portion             (3,743)     (1,010)

                                Total long-term debt            $   106     $   535
                                                                =======     =======


       In conjunction with the merger between the Company and Eagle Wireless International, Inc. (Eagle) (see note 16), Eagle loaned the Company $2,500,000 to meet its immediate cash flow needs. This loan, bearing interest at ten percent (10%) was issued in three installments during October, November and December 2000. Repayment of the loans is secured by all of the assets of the Company. The Company issued 3,000,000 shares of its common stock as additional collateral for the loan with a value of $7,265,625.

       On August 4, 1999, the Company borrowed $802,000 from KMA Investments at an interest rate of 12% per year. This loan is due and payable on or before July 9, 2000, and is evidenced by a promissory note. If the note and all accrued interest is not paid when due, the delinquent amount automatically converts into shares of the Company's common stock at the rate of one share for each $1.375 of principal and/or interest outstanding. The Company may prepay the principal and accrued interest only after giving the holder 30 days prior notice to effect conversion. During April 2000, this note was converted into 588,747 shares of the Company's restricted common stock covering principal and interest.

       On October 14, 1999, the Company borrowed $500,000 from NTL Securities. This loan is evidenced by a promissory note and accrues interest at the rate of 12% per year. All accrued interest and unpaid principal are due on May 1, 2001. On September 25, 2000, the two parties agreed to convert this note into 250,000 shares of the Company's common stock.


NOTE 8 - CONVERTIBLE DEBENTURES:

       On December 13, 1999, the Company closed a private placement transaction with Candlelight Investors, LLC, and ("Candlelight") a Delaware limited liability company. In the private placement, the Company received from Candlelight a total of $3,000,000 in exchange for $3,000,000 total face value 6% convertible debentures due December 13, 2001, together with warrants to purchase up to 210,000 shares of common stock. The Company determined the warrants to have a total value of $215,000 on the date of issuance and recorded this amount as a discount against the convertible debentures.

       The warrants are exercisable at $3.16 per share. The debentures are convertible at the lower of $3.30 per share or ninety-two percent (92%) of the average of the three lowest closing bid prices for the Company's common stock during the 30 days immediately preceding conversion. However, if the average lowest closing price is less than $1.50 per share, then the conversion price of the debentures shall be equal to the average lowest closing price without modification. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the intrinsic value of the beneficial conversion feature. The intrinsic value of the beneficial conversion feature was determined to be $650,000.

       Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature was determined to be $650,000. The Company also gave Candlelight the right to acquire, upon total payment to the Company of $2,000,000, an additional $2,000,000 face value of debentures and additional warrants to purchase up to 140,000 shares of common stock.

       In connection with the private placement, the Company agreed not to sell any of its securities until July 4, 2000, unless the securities are (1) issued in connection with a public offering of at least $15 million, (2) in connection with an acquisition of additional businesses or assets or
       (3) as compensation to employees, consultants, officers or directors.

       On March 15, 2000, the Company issued an additional $2,000,000 of 6% convertible debentures to Candlelight with conversion features similar to those noted above. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion features exceeded the carrying value of the convertible debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to approximately $1,701,000.

       The 6% convertible debentures issued on March 15, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants can be converted into 140,000 shares of common stock. The Company determined the warrants to have a total value of approximately $299,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term of the convertible debentures.

       On April 19, 2000, the Company issued an additional $2,000,000 of 6% convertible debentures to Candlelight with conversion features similar to those noted above. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature exceeded the carrying value of the debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to $1,716,000.

       The 6% convertible debentures issued on April 19, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants can be converted into 140,000 shares of common stock. The Company determined the warrants have a total value of $284,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term on the convertible debenture.

       This debenture contained a stipulation that required the Company to register all underlying shares of common stock by May 19, 2000. This registration did not occur resulting in a situation of default. As a result of said default, the Company is deemed to owe Candlelight approximately $290,000 at December 31, 2000.

       During the year, Candlelight converted $5,000,000 total face value of the 6% convertible debentures into 1,888,257 shares of common stock. At the dates of conversion, the Company charged deferred financing charges and convertible debenture discount related to the convertible debentures to additional paid in capital.

       On December 13, 2000, Candlelight served notice that the principal and accrued interest of the 6% convertible debenture dated April 19, 2000 to be repaid in accordance with the terms of the debenture. As a result of this call and the subsequent lawsuit served by Candlelight against the Company (see Note 10), all deferred costs and penalties associated with this debenture have been expensed.


NOTE 9 - LINE OF CREDIT:

       The Company, through its subsidiary UCG, maintains a $3,000,000 line of credit with IBM Credit Corporation (IBM) bearing a variable rate of interest. At December 31, 2000 a balance of $2,376,824 existed. Payments are due every ten(10) days. Subsequent to December 31, 2000, the credit line has been increased to $6,000,000.

       As part of the agreement, UCG must maintain annual revenues of greater than zero and equal to or less than 40.0 : 1.0; a ratio of net profit after tax to revenues equal to or greater than 1.25 percent; and a ratio of total liabilities to tangible net worth greater than zero and equal to or less than 10.0 : 1.0. Additionally, UCG must maintain a standard all-risk insurance policy in the amount of at least $300,000 with IBM being named lender loss payee.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES:

       LEGAL PROCEEDINGS

       Coinciding with the reverse merger with Southeast, the former management of Southeast established a trust to provide for the orderly liquidation of any alleged claims existing as of the date of acquisition. Certain stockholders of Southeast have contributed 86,000 free trading shares of the Company's common stock to the trust to satisfy approximately $150,000 of alleged claims. Due to the resignation of the trustee, the trust shares have been deposited in the registry of the Harris County Texas District Court, and the Company has been named a nominal defendant in an Interpleader action. The Company intends to vigorously defend its position by requesting the court release the stock for payment of all alleged claims as was originally intended. The Company's management does not expect that the results of this legal proceeding will have a material adverse effect on the Company's financial condition or results of operations.

       The Company was a defendant in Tim Pennington v. ClearWorks Technologies, Inc. and James W. Walters. Tim Pennington has recently filed a petition asserting claims against the Company. These claims allegedly first arose with Mr. Pennington's employment with Southeast Tire Recycling, Inc. Mr. Pennington claims that he had an employment agreement with Southeast Tire Recycling, Inc. providing him with options to purchase up to 175,000 shares of free trading stock, 100,000 shares of restricted stock, and an additional 50,000 shares for every six (6) months of Pennington's employment. Pennington claims that his employment agreement was breached by Southeast Tire prior to the merger. Pennington also claims that he was also the owner of 300,000 shares of common stock of Southeast Tire. Pennington's claims are addressed to ClearWorks, although the alleged misconduct was not the conduct of ClearWorks but that of its predecessor, Southeast Tire, and its shareholders, officers and directors. Pennington's claims are grounded in fraud, state and federal securities fraud, and conversion. Pennington seeks a judgement in excess of $100,000 plus punitive damages, court costs, attorneys' fees and interest. This suit was settled on December 1, 2000 whereby the Company was ordered to pay $135,000 to Mr. Pennington.

       The Company was a plaintiff in ClearWorks.net, Inc. v. Michael C. Callihan and Linda Callihan. This suit was filed February 25, 2000 (after attempts to mediate were unsuccessful) alleging causes of action based on breach of contract, breach of warranty, fraud in stock transactions and common law fraud. The facts underlying the lawsuit are as follows: On or about May 21, 1998, the principal shareholder of Team Renaissance, Inc. entered into a merger agreement with ClearWorks. Shortly thereafter, the principal shareholder, Michael Callihan, requested that the Company pay in full promissory notes in which Mr. Callihan was the payee. However, those promissory notes were neither disclosed in the merger agreement nor attached to the merger agreement as exhibits. A dispute arose between ClearWorks and Mr. Callihan regarding the validity of the promissory notes. Additionally, a dispute arose regarding credit card accounts held in the name of Mr. Callihan which Mr. Callihan claims are the obligation of the Company and which the Company claims are the personal debt Mr. and Mrs. Callihan. Also, prior to closing, ClearWorks learned that the Callihans had failed to make payments to its employees and contractors, and had also failed to pay its suppliers, in direct violation of the merger agreement between the parties. In this suit, ClearWorks seeks return of shares previously issued to Mr. Callihan in connection with the events underlying the suit. This suit was settled on November 29, 2000 whereby the Company was ordered to issue 140,000 shares of its common stock to the Callihans.

       The Company also currently is a defendant in Robert Horn vs. ClearWorks Technologies, Inc. The suit was filed March 25, 1999, alleging causes of action based on breach of contract in the amount of approximately $250,000; 100,000 shares of ClearWorks common stock; alleged lost commissions and attorney fees. The facts underlying this lawsuit are as follows: Robert Horn entered into an employment agreement with the Company effective April 1, 1998. The employment agreement contained a condition precedent which stated: "The completion and subsequent release of escrow money associated with the initial 504 offering of the Company's securities on or before May 1, 1998, is a condition precedent to the obligation of any party hereunder". The condition precedent was not met because the Company did not have a 504 offering prior to May 1, 1998. On July 1, 1998, Mr. Horn tendered his notice of resignation effective July 31, 1998. On March 25, 1999, Mr. Horn filed a lawsuit claiming that the Company had terminated Mr. Horn's employment without cause. The Company filed an answer on April 16, 1999, denying the claim and asserting its affirmative defenses. The Company attempted to mediate this case but was unsuccessful. The suit is currently in the discovery phase with a trial date set for the two-week period beginning April 30, 2001. The Company continues to vigorously contest these claims by Robert Horn on the basis that they are without merit.

       The Company is a defendant in Sherman Gerald Mason, d/b/a Castle Developments, Ltd. vs. ClearWorks Technologies, Inc. On December 17, 1999, Sherman Mason d/b/a Castle Developments, Ltd. filed suit against the Company. In his Original Petition, Mr. Mason alleges the breach of a consulting agreement with the Company and seeks recovery of 500,000 shares of stock. He also seeks recovery of alleged monthly retainer payments in an undisclosed amount and seeks injunctive relief. The Company has filed an answer disputing all liability, asserting that the contract was terminable and that the contract is not enforceable because of the prior breaches of the consulting agreement by Mr. Mason. In October 2000, both parties have agreed to binding arbitration. This suit is currently in the discovery phase.

       The Company is a defendant in Carl Thompson Associates, Inc. vs. ClearWorks.net, Inc. On October 4, 2000, Carl Thompson Associates, Inc. filed suit presenting claims for breach of contract, unjust enrichment, action on account, quantum meruit, and breach of contract-implied covenant of good faith and fair dealing and seeks recovery of damages in the sum of $521,415 plus court costs. The Company denies the claims and has filed an answer disputing the claims with affirmative defenses.

       The Company is a defendant in Valley First Community Bank vs. ClearWorks.net, Inc. and ClearWorks Home Systems, Inc. On August 16, 2000, Valley First Community Bank (Valley) filed suit alleging a breach of contract, breach of implied duty of good faith and fair dealing, conversion, intentional interference with contract, and promissory estoppel/detrimental reliance. This suit arose when ClearWorks Home Systems, Inc. (CHS) executed a binding letter of intent to purchase from Valley certain assets, which Valley represented to CHS that it held first lien for a purchase price of $150,000. Subsequently, CHS learned Valley did not in fact hold a first lien on such assets, rather such assets were sold in a landlord's auction. As a result, CHS did not remit $150,000 to Valley for payment. (see Note 2) This suit is currently in the discovery phase. The Company intends to vigorously contest all claims in this case.

       The Company is a defendant in STATE OF FLORIDA DEPARTMENT OF ENVIRONMENTAL PROTECTION VS. RECO TRICOTE, INC. AND SOUTHEAST TIRE RECYCLING, INC. A/K/A CLEARWORK.NET, INC.; IN THE CIRCUIT COURT OF THE TENTH JUDICIAL CIRCUIT IN AND FOR POLK COUNTY, FLORIDA. On December 13, 2000, Florida EPA sued the Company presenting claims for recovery costs and penalties for a waste tire processing facility. The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys' fees and cost of court. The Company immediately filed a Motion to Strike Portions of the Complaint/or for a More Definite Statement and a Motion to Dismiss. The Florida EPA is amending the petition. Clearworks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southeast Tire Recycling.

       ClearWorks Structured Wiring Services is a defendant in CHARTERWOOD ASSOCIATES, LTD. V. CLEARWORKS STRUCTURED WIRING SERVICES, INC.; IN THE COUNTY CIVIL COURT AT LAW NUMBER THREE (3), HARRIS COUNTY, TEXAS. On January 21, 2000, Charterwood Associates, a Texas Limited Partnership, sued Clearworks Structured Wiring Services, Inc., a subsidiary of ClearWorks. The suit presents claims for breach of a contract to design, operate and maintain "bundled digital services" to Plaintiff's apartment complex. The suit seeks recovery of damages in the sum of $78,746.69 plus interest, attorneys' fees and court costs. ClearWorks denies the claims. ClearWorks maintains its own claims for breach of contract in connection with the same project. ClearWorks has filed an affidavit claiming a lien against the apartment project owned by the Plaintiffs, claiming that $52,800 is unpaid for services and materials provided. ClearWorks will seek attorneys' fees, interest and cost of court in connection with its counter-claim, when filed. No discovery has been taken. The court has scheduled a trial date beginning the week of July 23, 2001. ClearWorks intends to vigorously contest all claims in this case. ClearWorks also expects to vigorously pursue collection of its claims for services rendered and materials provided

       The Company is a defendant in THE CONNECTION GROUP VS. CLEARWORK.NET, INC.; IN THE COUNTY COURT AT LAW NO. 1, HARRIS COUNTY, TEXAS. On January 19, 2001, The Connection Group sued the Company presenting claims for payment of an account. The suit seeks recovery of damages in the sum of $4,516, attorneys' fees and cost of court. The Company has filed an answer denying all claims

       United Consulting Group, Inc. and United Computing Group, Inc., are defendants and counter-plaintiffs in SALES CONSULTANTS OF HOUSTON'S V. UNITED CONSULTING GROUP, INC. AND UNITED COMPUTING GROUP, INC.; In the County Civil Court at Law Number 1 of Harris County, Texas; Cause No. 720200. Plaintiffs filed their lawsuit on August 24, 1999 alleging causes of action based on breach of contract and fraud. The facts underlying the lawsuit are as follows: On or about March 16, 1999, Sales Consultants of Houston, which is in the personnel placement business, entered into an agreement with United Consulting Group, Inc. in which United Consulting agreed to pay Sales Consultants a finder's fee for placing an employee with United Consulting. United Consulting agreed to pay a finder's fee in the amount of 30% of the new employee's base salary. Shortly thereafter, a dispute arose regarding the amount of the new employee's base salary. United Consulting claims that the base salary was $8,000 because the new employee was offered $4,000 per month for only two months plus commissions. Sales Consultants claims that the new employee's base salary is calculated by multiplying $4,000 (the first two month's base salary) by 12 months and arrives at a base salary of $48,000. Consequently, the finder's fee was not paid. This suit was settled on August 22, 2000 whereby UCG was ordered to pay $18,374 to plaintiff.

       The Company is a defendant in BUCKALEW EMPLOYMENT SERVICES, INC. VS. CLEARWORK.NET, INC. D.B.A. CLEARWORKS TECHNOLOGIES, INC.; IN THE DISTRICT COURT OF KLEBERG COUNTY, TEXAS. On July 14, 2000, Buckalew sued the Company presenting claims for payment of an account. The suit seeks recovery of damages in the sum of $13,833, attorneys' fees and cost of court. Buckalew filed a motion for substitute service and the company was served on September 27, 2000 by posting the petition to the door at 2450 Fondren, Suite 200, Houston, Texas 77063. The Company, however, never became aware of such lawsuit, and Buckalew made no attempt to contact the Company's general counsel. In the interim, the Company made a substantial payment directly to Buckalew and, at the time the lawsuit was filed, owed not more than $1,000 to Buckalew. The Company became aware of such lawsuit on October 25, 2000 and immediately contacted Buckalew's counsel. Upon receiving a copy of the lawsuit via fax, the Company immediately filed an answer denying all claims. At this time, Buckalew is demanding over $6,000 in attorney fees.

       The Company is a defendant in Candlelight Investors LLC v. Clearworks.net, Inc. et al which is pending in the Supreme Court of the State of New York, County of New York. Plaintiff seeks a judgment against the Company arising out of the alleged failure of Clearworks.net, Inc. to convert certain debentures of the Company into common stock of Clearworks, to register stock to permit such conversion, and for other alleged breaches relating to agreements between plaintiff and Clearworks. Plaintiff seeks compensatory damages exceeding $2,763,998, injunctive relief, specific performance, punitive damages and other relief. In March, 2001, the trial court denied plaintiff's application for a preliminary injunction, and reserved judgment on the motions by the Company and H. Dean Cubley to dismiss the complaint as against them for lack of personal jurisdiction. Those motions have been briefed and are scheduled to be argued on May 3, 2001. The defendants deny the allegations of the complaint.

       The Company is defendant in Kaufman Bros., LLP v. Clearworks.Net, Inc., et al, (Index No. 600939/01), which is pending in the Supreme Court of the State of New York, County of New York. In this action, plaintiff alleges that defendants have breached an agreement with Clearworks to pay plaintiff a fee for financial advice and services allegedly rendered by plaintiff. The complaint seeks compensatory damages of $4,000,000, plus attorneys' fees and costs. The defendants, including the Company, have moved to dismiss the action on the grounds that the court has no personal jurisdiction over them. Briefing on those motions has not been completed. The defendants deny the allegations of the complaint.

       LEASE COMMITMENTS

       The Company leases its principal offices in Houston, Texas, consisting of approximately 9,000 square feet of office space, expiring in 2003. The Company also leases warehouse space in Houston, Texas, expiring in 2000. There are sales offices located in Dallas and San Antonio, Texas and Phoenix, Arizona. United Computing Group, Inc. leases approximately 8,000 square feed of office and warehouse space in Houston, Texas, expiring in 2002.

       Future minimum lease payments for non-cancelable operating leases having initial or remaining terms in excess of one year are as follows: (in thousands)

                                          DECEMBER 31,                   AMOUNT
                                            2001                         $  177
                                            2002                            180
                                            2003                             56
                                                                         ------
                                             Total                       $  413
                                                                         ======


       On April 24, 2000, the Company entered into a one-year agreement with Billing Concepts, Inc. (BCI) whereby BCI will provide collection services for the Company. The monthly charge for the transaction processing services shall be no less than $5,000 but may surpass this amount based upon actual processing charges. Following expiration of the initial term, this agreement shall automatically renew for successive one (1) year terms unless either party provides the other in writing at least sixty
       (60) days prior to the expiration of the initial term or any automatic renewal term that either party desires to terminate this agreement effective on the last day of the initial term or any automatic renewal term

       In January 2000, the Company entered into a service agreement with Land Tejas Development LLC (Land Tejas) whereby the Company will serve as the exclusive provider of Bundled Digital Services in communities developed by Land Tejas. At the effective date of this agreement, the Company owed to Land Tejas an up-front fee of approximately $540,000 for the right to access lots at Land Tejas communities. This amount had initially been recorded as an accrued liability on the accompanying consolidated balance sheet. The Company also issued warrants to purchase 300,000 shares of common stock at an average price of $2.00 per share to certain principals of Land Tejas. The fair value of these warrants was determined to be $580,000. Both the accrued access fees and warrant fair values have been capitalized and included in intangible assets (see Note 1) in the accompanying balance sheet to be amortized over the asset's estimated useful life of five years. In March 2000, these warrants were exercised and the Company thus received two note receivables in the amount of $300,000 each. Subsequently, the two parties agreed to exchange these notes for initial up front debt incurred by the Company as well as additional fees.


NOTE 11 - STOCK OPTIONS AND WARRANTS:

       LONG-TERM INCENTIVE PLAN

       On May 12, 1999, the Long-Term Incentive Plan (the "1999 Plan") was adopted by the Board of Directors. In order to become and remain fully effective, the 1999 Plan must be approved by the shareholders of the Company on or before May 12, 2000. None of the options granted pursuant to the 1999 Plan may be exercised unless and until the 1999 Plan is approved by the shareholders. Pursuant to the 1999 Plan, an aggregate of 10,000,000 shares of common stock may be granted to key employees, directors and other persons have contributed or are contributing to the Company's success. Alternatively, options to purchase common stock, stock appreciation rights or cash may be granted instead of outright awards of stock. The options that may be granted pursuant to the 1999 Plan may be either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The 1999 Plan is administered by the Board of Directors. Administration of the 1999 Plan includes determination of the terms of options granted under the 1999 Plan. At December 31, 1999, options to purchase 3,027,500 shares were granted upon stockholder approval under the 1999 Plan. On April 31, 2000, the Company held its Annual Stockholder's meeting in which a proposal to approve the 1999 Plan was submitted to the stockholders for a vote. The proposal did not pass and the meeting was continued until May 11, 2000. At such time, the proposal was defeated resulting in the stock options granted to the Company's key employees becoming unenforceable and invalid.

       STOCK WARRANT PLAN

       Effective as of April 24, 1998, Southeast instituted a Stock Warrant Plan (the "Warrant Plan"). After the merger of Southeast into the Company on May 12, 1998, the Warrant Plan continued to be effective as the Company's stock warrant plan. Pursuant to the Warrant Plan, the Company may issue Class A Warrants or Class B Warrants to key employees, directors, and other persons who have contributed or are contributing to the Company's success. Each Class A or Class B Warrant allows the holder to purchase one share of common stock. The maximum number of shares underlying all warrants that may be granted pursuant to the Warrant Plan is limited to 5,000,000 shares. The warrants granted pursuant to the Warrant Plan may be considered either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The Warrant Plan is administered by the Board of Directors. At December 31, 1999, Class A Warrants to purchase 1,000,000 shares at $3.00 per share and Class B Warrants to purchase 1,000,000 shares at $6.00 per share were outstanding under the Warrant Plan.

       On August 31, 2000, the Company issued 99,996 warrants to Carl Chase which have an exercise price of $0.25 per share. The warrants have a one-year term and vest monthly in increments of 8,333 warrants per month beginning on August 31, 2000. As of December 31, 2000, 41,665 warrants have been exercised.

       During 1999, the Company issued 210,000 warrants in connections with the issuance of 6% convertible debentures and determined them to have a total value of $215,000 on the date of issuance and recorded this amount as a discount against the convertible debentures (See Note 8). The Company issued an additional 250,000 warrants to an entity in connection with capital raising activities. The Company determined the fair value of these warrants to be $378,000 on the date of issuance and has recorded this amount as deferred financing charges, as a separate component of stockholders' equity to be amortized over the expected period of benefit. The Company also issued and amortized over the expected period of benefit. The Company also issued an additional 250,000 warrants to a consultant of the Company for services performed. The Company determined the fair value of these warrants to be $648,000 on the date of issuance and charged this amount to earnings on that date.

       Of the 2,710,000 warrants outstanding at December 31, 1999, 500,000 expire during 2000; 210,000 expire during 2002; 1,000,000 expire on April 24, 2008.


NOTE 12 - INCOME TAXES:

       Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from continuing operations as a result of the following: (in thousands)

                                                                                2000        1999
                                                                             ---------------------
                  Computed "expected" tax benefit                            $(9,749)     $(1,754)
                  Increase in valuation allowance                              9,105        1,137
                  Non-deductible warrant and
                     beneficial conversion expenses                            - 0 -          473
                  Non-deductible amortization of goodwill                        585           40
                  Non-deductible stock option expense                          - 0 -           77
                  Other                                                           59           27
                                                                             -------      -------
                                                                             $ - 0 -      $ - 0 -
                                                                             =======      =======

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 are presented below: (in thousands)

                  Deferred tax assets:
                  Accounts receivable, principally due to allowance for
                     doubtful accounts                                            $   102
         Net operating loss carry-forwards                                          8,562
                  Other                                                                25
                                                                                  -------
                      Total gross deferred tax assets                               8,689
                  Less valuation allowance                                         (8,505)
                                                                                  -------
                  Net deferred tax assets                                             184
                                                                                  -------
                  Deferred tax liabilities:
                      Plant and equipment, principally due to differences
                      in depreciation                                                 184
                                                                                  -------
                  Net deferred tax liability                                      $ - 0 -
                                                                                  =======


       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 are presented below: (in thousands)

                  Deferred tax assets:
                  Accounts receivable, principally due to allowance for
                     doubtful accounts                                            $    29

                  Net operating loss carryforwards                                  1,457
                  Other                                                                 6
                                                                                  -------
                      Total gross deferred tax assets                               1,492
                  Less valuation allowance                                         (1,409)
                                                                                  -------
                  Net deferred tax assets                                              83
                                                                                  -------
                  Deferred tax liabilities:
                      Plant and equipment, principally due to differences
                      in depreciation                                                  83
                                                                                  -------
                  Net deferred tax liability                                      $ - 0 -
                                                                                  =======

       The valuation allowance for deferred tax assets as of December 31, 2000 and 1999 was $8,505,000 and $1,409,000, respectively. The net change in the total valuation allowance for the years ended December, 31, 2000 and 1999 was an increase of $9,105,000 and $1,137,000, respectively. At December 31, 2000 and 1999, the Company has net operating loss carryforwards of $25,182,000 and $4,284,000 which are available to offset future federal taxable income, if any, with expirations through 2020.

NOTE 13 - ISSUANCE OF COMMON STOCK:

       During the year ended December 31, 2000, the Company issued 23,098,723 shares of common stock. The following table summarizes the shares of common stock issued:

                  Shares outstanding December 31, 1999                           20,884,957
                    Shares issued for cash                                          203,833
                    Shares issued for acquisitions                                8,701,000
                    Shares issued for legal settlements                             708,330
                    Shares issued for debentures                                  1,885,257
                    Shares issued for conversion of Debt                          5,018,094
                    Shares issued as collateral                                   3,000 000
                    Shares issued for conversion of warrants                        385,412
                    Shares issued for compensation and services                   3,196,797
                                                                                 ----------
                           Shares outstanding December 31, 2000                  43,983,680


       During 2000, the Company issued 203,833 shares of its common stock for cash of $367,000 through a private placement offering.

       The Company issued 1,000,000 and 34,000 shares of its restricted common stock for the asset purchases of LD Connect and Secure-All Security Systems, respectively and 7,667,000 shares of its restricted common stock for the acquisition of Link-Two Communications, Inc.

       The Company issued 708,330 shares of its restricted common stock to various individuals and companies as settlement of various lawsuits.

       The Company issued 1,885,257; 652,451; 250,000; and 10,000 shares of its restricted common stock to Candlelight Investors, LLC, KMA Investments, NTL Securities and Creditors Financial, Inc. as repayment of various debt agreements.

       The Company issued 3,000,000 shares of its common stock to Eagle Wireless International, Inc. to serve as additional collateral from the loan agreements.

       The Company issued 385,412 shares of its common stock to various individuals and companies through the conversion of warrant agreements.

       The Company issued 3,196,797 shares of its restricted common stock to certain employees of the Company and non-affiliated personnel as compensation for services rendered to the Company. The Company charged as compensation expense the fair value of the common stock on the date of issuance.


NOTE 14 - MAJOR CUSTOMERS:

       During the year ended December 31, 2000, the Company had sales to Enron, Duke and Hines that accounted for 18%, 13% and 10% of total revenues for the year. During the year ended December 31, 1999, the Company had sales to the Texas A&M University system that accounted for 12% of total revenues for the year.

NOTE 15 - INDUSTRY SEGMENTS:

       The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". At December 31, 2000 the Company's five business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into five reportable segments (described below) since the long-term financial performance of these reportable segments is affected by similar economic conditions.

       CLEARWORKS COMMUNICATIONS, INC. subsidiary focuses primarily on the delivery of integrated voice, video and data market for bundled consumption. The Company deploys dial tone, multi-channel digital video services, dedicated Internet connectivity, on-demand video rental, voicemail, security monitoring and a community intranet as a Bundled Digital Service into the home or office. ClearWorks Communications provides solutions to consumers by implementing technology, both within the community and within the home. Within the residential community, ClearWorks Communications is installing fiber optic backbones to deliver voice, video and data solutions directly to consumers.

       CLEARWORKS STRUCTURED WIRING SERVICES, INC. subsidiary focuses primarily on developing residential, commercial and educational accounts for deployment of structured wiring solutions and sale audio and visual equipment to new construction single family and multi-family dwelling units. These customers consist of companies, school districts and universities and individuals that seek outside expertise to deploy fiber-optic and copper-based structured wiring solutions. ClearWorks Structured Wiring Services generates revenue through time and materials billings, consulting contracts, service and support contracts.

       CLEARWORKS INTEGRATION SERVICES, INC. subsidiary provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, resale of network hardware, implementation of network hardware and support of private and enterprise networks. Additional services include desktop rollouts, multi-platform supports and Local Area Networks ("LAN") as well as Wide Area Networks ("WAN") analysis and server deployment.

       UNITED COMPUTING GROUP, INC. subsidiary is an accelerator company and computer hardware and software reseller. United maintains a national market.

       LINK-TWO COMMUNICATIONS, INC. subsidiary is engaged in the development and delivery of one and two way messaging systems over a national high-speed wireless broadband network. Link-Two continues to sign customers to use their paging system.

       The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

       Summarized financial information concerning the Company's reportable segments is shown below in the following table:

------------------------------------------------------------------------------------------------------------------------------
                                       Clearworks   Clearworks   United                                 (1)
                                       Integration  Structured  Clearworks  Computing    Link-Two   Corporate &
                                        Services      Wiring      Comm.       Group       Comm.     Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------
Year Ended 12/31/00
    Revenues From Unaffected              112,000   1,198,000   2,754,000     167,000     641,000    23,801,000   28,673,000
    Customers
    Segment Profit / (Loss)              (97,000)  (1,155,000) (12,703,000) (135,000)   (560,000)  (22,192,000)  (36,842,000)
    Total Assets                            9,000     138,000   4,916,000     200,000   1,561,000       624,000    7,448,000
    Capital Expenditures                    2,000      82,000   4,610,000      --          --           375,000    5,069,000
    Depreciation & Amortization            16,000      43,000     134,000      32,000      81,000     1,609,000    1,915,000

Year Ended 12/31/00
    Revenues From Unaffected            1,607,000   1,383,000      42,000      --          --           --         3,032,000
    Customers
    Segment Profit / (Loss)               111,000   (127,000)   (419,000)      --          --       (3,758,000)  (4,193,000)
    Total Assets                        3,183,000     784,000   1,771,000      --          --         8,020,000   13,758,000
    Capital Expenditures                   24,000      92,000   1,778,000      --          --           100,000    1,994,000
    Depreciation & Amortization             1,000      38,000      14,000      --          --           152,000      205,000
------------------------------------------------------------------------------------------------------------------------------

       (1) Includes ClearWorks Home Systems financial information.

       The following reconciles segment profit (loss) to loss from operations per the 2000 and 1999 consolidated statements of operations:

                                                          2000                         1999
                                                     -------------------------------------------
       Total loss from reportable segments           $ (19,486,000)               $  (4,193,000)
       Depreciation and amortization                    (1,915,000)                    (205,000)
                                                     -------------                -------------
         Loss from operations                          (21,401,000)                  (4,398,000)

NOTE 16 - SUBSEQUENT EVENTS:

       On September 18, 2000, the Company entered into an agreement and plan of reorganization with Eagle Wireless International, Inc. (Eagle), a Texas Corporation, and Eagle Acquisition Corporation. Under the merger agreement, Eagle will acquire 100% of the outstanding common stock of Clearworks and merge Eagle Acquisition Corporation, a wholly owned subsidiary of Eagle, with the Clearworks. Eagle will issue 0.8 shares of Eagle common stock for each share of Clearworks. Further, Eagle will assume all outstanding Clearworks stock options and warrants based upon the same 0.8 exchange ratio. A registration statement Form S-4 has been filed with the Securities and Exchange Commission (SEC) to culminate this merger afterwhich both companies will seek shareholder approval for the transaction and register the issuance of its common stock in connection therewith. On January 31, 2001, shareholders voted at the annual meeting and ratified the merger thus consummating the deal.

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